EXHIBIT 10.7

THE ESTEE LAUDER COMPANIES INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

1.               PURPOSE.

The principal purposes of The Estee Lauder Companies Inc. Executive Annual Incentive Plan (the “Plan”) are to provide incentives and rewards to the Executive Officers of The Estee Lauder Companies Inc. (the “Company”), including those who may be employed by any of the Company’s subsidiaries and affiliates, and to assist the Company in motivating them to achieve the Company’s annual performance goals.

2.               ADMINISTRATION OF THE PLAN.

The Plan will be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company from among its members (which may be the Compensation Committee) and shall be comprised, unless otherwise determined by the Board of Directors, solely of not less than two members who shall be “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted opportunities under the Plan, to determine the time when opportunities will be granted, to determine whether objectives and conditions for achieving an opportunity have been met, to determine whether opportunities will be paid out at the end of the opportunity period or deferred, and to determine whether an opportunity or payout of an opportunity should be reduced or eliminated.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person granted an opportunity under the Plan.

The Committee may delegate all or a portion of its administrative duties under the Plan to such officers or other employees of the Company as it shall determine; provided, however, that no delegation shall be made regarding the selection of Executive Officers of the Company who shall be granted opportunities under the Plan, the amount and timing thereof, or the objectives and conditions pertaining thereto.

3.               ELIGIBILITY.

The Committee, in its discretion, may grant opportunities to Executive Officers for each fiscal year of the Company as it shall determine. For purposes of the Plan, Executive Officers shall be defined as those persons who shall be denoted as such from time to time by the Company in the Company’s filings with the Securities and Exchange Commission and those other persons as may be designated as such from time to time by the Compensation Committee. Executive Officers granted opportunities for a fiscal year of the Company are referred to as “participants” for such fiscal year.

4.               OPPORTUNITIES.

(a)          Setting of Opportunities. For each fiscal year of the Company commencing with the fiscal year beginning July 1, 2003, each participant shall be granted an opportunity (or opportunities) under the Plan as soon as practicable after the start of such fiscal year and no later than 90 days after the commencement of such fiscal year; provided, however, that if an individual becomes eligible to participate during a fiscal year and after such 90 day period that individual may be granted an opportunity (or opportunities) for a portion of such fiscal year ending on the last day of such fiscal year if such opportunity (or opportunities) is granted after no more than 25% of the period of service to which the opportunity (or opportunities) relates has elapsed. The aggregate of opportunities shall be limited to 200% of the annual base salary of the participant (except in the case of the Chief Executive Officer of the Company to whom such limitation shall not apply) and shall not exceed the amount provided for in Section 4(f) hereof.

(b)         Performance Targets. For each fiscal year of the Company commencing with the fiscal year beginning July 1, 2003, the annual performance target for each opportunity shall be determined by the Committee in writing, by resolution of the Committee or other appropriate action, not later than 90 days after the commencement of such fiscal year, and each such performance target shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the applicable participant if such performance target is attained; provided, however, that if an individual becomes eligible to participate during a fiscal year and after such 90 day period that individual’s performance target (or targets) may be determined by the Committee in writing, by resolution of the Committee or other appropriate action, after no more than 25% of the period of service to which the performance target (or targets) relates has elapsed. The annual performance target for each opportunity shall be based on achievement of hurdle rates, targets and/or growth in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole. The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit; (vi) expense control; (vii) working capital relating to inventory and/or accounts receivable; (viii) operating margin; (ix) return on equity; (x) return on assets; (xi) planning accuracy (as measured by comparing planned results to actual results); (xii) market price per share; and (xiii) total return to stockholders. In addition, the annual performance targets may include comparisons to performance at other companies, such performance to be measured by one or more of the foregoing business criteria.

(c)          Payout of Opportunities. As a condition to the right of a participant to receive cash payout of an opportunity granted under this Plan, the Committee shall first be required to certify in writing, by resolution of the Committee or other appropriate action, that the achievement of the opportunity has been accurately determined in accordance with the provisions of this Plan. Opportunities for a fiscal year shall be payable as soon as practicable following the certification thereof by the Committee for such fiscal year.

(d)         Discretion. After an opportunity has been granted, the Committee shall not increase such opportunity, and after a performance target has been determined, the Committee shall not revise such performance target. Notwithstanding the attainment by the Company and a participant of the applicable targets, the Committee has the discretion, by participant, to reduce, prior to the certification of the opportunity, some or all of an opportunity that otherwise would be paid.

(e)          Deferral. The Committee may determine that the payout of an opportunity or a portion of an opportunity shall be deferred, the periods of such deferrals and any interest, not to exceed a reasonable rate, to be paid in respect of deferred payments. The Committee may also define such other conditions of payouts of opportunities as it may deem desirable in carrying out the purposes of the Plan.

(f)            Maximum Payout per Fiscal Year. No individual participant may receive aggregate opportunities or a payout under the Plan which are more than $5 million on account of any fiscal year.

5.               MISCELLANEOUS PROVISIONS.

(a)          Guidelines.  The Committee may adopt from time to time written policies for its implementation of the Plan.

(b)         Withholding Taxes.  The Company (or the relevant subsidiary or affiliate) shall have the right to deduct from all payouts of opportunities hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payouts.

(c)          No Rights to Opportunities.  Except as set forth herein, no Executive Officer shall have any claim or right to be granted an opportunity under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Executive Officer any right to be retained in the employ of the Company or any of its subsidiaries, divisions or affiliates.

(d)         Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any opportunity or payout nor to any Executive Officer receiving an opportunity or a payout.

(e)          Funding of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payout of any opportunity under the Plan.

(f)            Governing Law.  The Plan, opportunities granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under the applicable New York principles of conflict of laws).

6.               EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

(a)          Effective Date. The Plan shall be effective as of May 28, 2003,  the date on which the Plan was adopted by the Committee (the “Effective Date”), provided that the Plan is approved by the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company within 12 months of the Effective Date, and such approval of stockholders shall be a condition to the right of each participant to receive any opportunities or payouts hereunder. Any opportunities granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant (unless, with respect to any opportunity, the Committee specifies otherwise at the time of grant), but no such opportunity may be paid out prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, any such opportunity shall be cancelled.

(b)         Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any opportunities theretofore granted under the Plan. Unless the stockholders of the Company shall have first approved thereof, no amendment of the Plan shall be effective which would: (i) increase the maximum amount which can be paid to any participant under the Plan; (ii) change the types of business criteria on which performance targets are to be based under the Plan; or (iii) modify the requirements as to eligibility for participation in the Plan.

(c)          Termination. No opportunities shall be granted under the Plan after ten (10) years after the Effective Date.